Exhibit 4.36

LIMITED LIABILITY PARTNERSHIP

CONFORMED COPY

EGGBOROUGH POWER (HOLDINGS) LIMITED

as Assignor

BRITISH ENERGY HOLDINGS PLC

as Assignee

FIRST SECURITY ASSIGNMENT

THIS ASSIGNMENT is made as a deed on 30 September 2004

BETWEEN:

(1)	EGGBOROUGH POWER (HOLDINGS) LIMITED, a company incorporated in Scotland (registered no. SC201083) whose registered office is at 3 Redwood Crescent, Peel Park, East Kilbride G74 5PR (the “Assignor”); and

(2)	BRITISH ENERGY HOLDINGS PLC, a public limited company incorporated in Scotland (registered no.SC270186) whose registered office is at 3 Redwood Crescent, Peel Park, East Kilbride, G74 5PR (the “Assignee”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Terms defined in the First Intercompany Loan Agreement shall, unless otherwise defined in this Assignment, have the same meaning in this Assignment and in addition:

“Assigned Property” means the rights and property expressed to be assigned in Clause 4 (Assignment).

“Buyer” has the same meaning as given to it in the Share Option Agreement.

“Collateral Rights” means all rights, powers and remedies of the Assignee provided by this Assignment or by law.

“Contracts” means the Share Option Agreement, the Second Intercompany Loan Agreement, the Second Security Assignment and the Intercreditor Agreement.

“Demand Date” means the earlier of:

(a)	the date on which the Assignee demands repayment of all or any part of the Loan pursuant to clause 6 of the First Intercompany Loan Agreement; and

(b)	the date on which the Assignor is required to make a prepayment of all or any part of the Loan pursuant to clause 7 of the First Intercompany Loan Agreement.

“First Intercompany Loan Agreement” means the intercompany loan agreement dated on or about the date of this Assignment between the Assignee as lender and the Assignor as borrower.

“Notice of Assignment” means a notice of assignment substantially in the form of the Schedule (with such amendments as the Assignor and the Assignee may agree).

“Relevant Payments” means each and every sum paid or payable to the Assignor from time to time under or pursuant to any of the Contracts.

“Secured Obligations” means all obligations owing to the Assignee by the Assignor under or pursuant to the First Intercompany Loan Agreement, whether present or future, actual or contingent.

1.2	Any reference in this Assignment to:

(a)	the “Assignor”, the “Assignee” or any other person shall be construed so as to include its and any subsequent permitted successors, assigns and transferees in accordance with their respective interests;

(b)	a “Clause” or “Schedule” shall be construed as a reference to a clause of or schedule to this Assignment;

(c)	this Assignment or any other agreement or document shall be construed as a reference to this Assignment or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

(d)	a statute or treaty shall be construed as a reference to such statute or treaty as the same may have been, or may from time to time be, amended or, in the case of a statute, re-enacted.

1.3	The Clause and Schedule headings in this Assignment are for ease of reference only and shall not affect its interpretation.

1.4	A person who is not a party to this Assignment has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Assignment.

2.	COMMENCEMENT

The provisions of this Assignment shall only become effective on the occurrence of the Restructuring Condition.

3.	COVENANT TO PAY

The Assignor shall on demand of the Assignee discharge each of the Secured Obligations and pay to the Assignee when due and payable each sum now or hereafter owing, due or incurred by the Assignor in respect of the Secured Obligations.

4.	ASSIGNMENT

4.1	The Assignor assigns by way of security for the Secured Obligations absolutely and with full title guarantee to the Assignee all of its right, title and interest, present and future, in, under and to the Contracts and the Relevant Payments, together with all present and future claims and causes of action in respect thereof.

4.2	The Assignee shall not be under any obligation in relation to the Assigned Property or any of the Contracts as a consequence of this Assignment and the Assignor shall at all times remain liable to perform all obligations expressed to be assumed by it in respect of the Assigned Property and the Contracts.

5.	NOTICE OF ASSIGNMENT

5.1	The Assignor shall promptly and in any event within ten (10) days of the date of this Assignment deliver to the Assignee Notices of Assignment in respect of each Contract duly executed by or on behalf of the Assignor and acknowledged by the other parties to the Contracts.

6.	ASSIGNOR’S UNDERTAKINGS

6.1	The Assignor undertakes to the Assignee for the duration of this Assignment that, subject to the terms and conditions of the Finance Documents, it shall:

(a)	not sell, assign, transfer or otherwise dispose of all or any part of the Assigned Property;

(b)	not create, grant or permit to subsist any security interest over all or any of its right, title and interest in the Assigned Property;

(c)	promptly notify the Assignee of any Relevant Payments which are contested or any circumstances which give rise, or may reasonably be expected to give rise, to a claim on or under the Assigned Property; and

(d)	not vary, rescind or amend the Contracts or any of them except with the prior written consent of the Assignee.

7.	ENFORCEMENT

7.1	At any time after the Demand Date, the Assignee shall be entitled, without prior notice to the Assignor or prior authorisation from any court, to enforce all or any part of the security constituted by this Assignment in any manner it sees fit. Without limiting any of the powers conferred on the Assignee by this Clause 7, the Assignee shall be entitled to:

(a)	take possession of the Assigned Property or otherwise exercise in relation to it all of the rights of an absolute owner;

(b)	assign any or all of the Assigned Property to any person on such terms as the Assignee considers appropriate; and

(c)	collect, recover or compromise, and give a good discharge for, any moneys paid or payable to the Assignor under or in respect of the Assigned Property, and enforce (in any way whatsoever including, without limitation, by way of instituting proceedings in the Assignor’s name) any rights or claims arising under or in respect of the Assigned Property.

7.2	The power of sale or other disposal in Clause 7.1 shall operate as a variation and extension of the statutory power of sale under Section 101 of the Law of Property Act 1925 and such power shall arise (and the Secured Obligations shall be deemed due and payable for that purpose) on execution of this Assignment. The restrictions contained in Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Assignment or to any exercise by the Assignee of its right to consolidate mortgages or its power of sale.

7.3	A certificate in writing by an officer or agent of the Assignee that the power of sale or disposal has arisen and is exercisable shall be conclusive evidence of that fact in favour of a purchaser of all or any part of the Assigned Property.

8.	EXERCISE OF RIGHTS

Subject always to the terms of this Assignment, the Assignor, as agent for and on behalf of the Assignee, shall be entitled to exercise all rights and powers arising under the Contracts or any of them with respect to the Relevant Payments until notified in writing of the Demand Date. The Assignee shall be entitled upon the giving of such notice to exercise all such rights and powers when they arise and the Assignor shall thereupon cease to be the agent of the Assignee.

9.	FURTHER ASSURANCE

The Assignor shall promptly execute all documents and do all things (including the execution and delivery of any Notice of Assignment) that the Assignee may reasonably specify for the purpose of (a) exercising the Collateral Rights; (b) securing and perfecting its security over or title to all or any part of the Assigned Property; or (c) facilitating any dealings by the Assignee pursuant to the powers granted to the Assignee under this Assignment.

10.	POWER OF ATTORNEY

The Assignor, by way of security, irrevocably appoints the Assignee to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents (including any Notice of Assignment) and do all things that the Assignee may consider to be necessary for (a) carrying out any obligation imposed upon the Assignor under this Assignment; or (b) exercising any of the Collateral Rights. The Assignor shall ratify and confirm all things done and all documents executed by the Assignee in the exercise of that power of attorney.

11.	RECEIVER

11.1	Upon the occurrence of the Demand Date or if a petition or application is presented for the making of an administration order in relation to the Assignor or if any person who is entitled to do so gives written notice of its intention to appoint an administrator of the Assignor or files such a notice with the court, the Assignee may by writing (acting through an authorised officer of the Assignee) without notice to the Assignor appoint one or more persons to be receiver of the whole or any part of the Assigned Property (each such person being (a) entitled to act individually as well as jointly; and (b) for all purposes deemed to be the agent of the Assignor).

11.2	In addition to the powers of the Assignee conferred by Clause 7.1, each person appointed pursuant to Clause 11.1 shall have, in relation to the part of the Assigned Property in respect of which he was appointed, all the powers (a) conferred by the Law of Property Act 1925 on a receiver appointed under that Act; (b) of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not such person is an administrative receiver); and (c) (if such person is an administrative receiver) all the other powers exercisable by an administrative receiver in relation to the Assignor by virtue of the Insolvency Act 1986.

12.	EFFECTIVENESS OF SECURITY

12.1	The security created by this Assignment and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Assignee may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law. No prior security held by the Assignee over the whole or any part of the Assigned Property shall merge into the security constituted by this Assignment.

12.2	This Assignment shall remain in full force and effect as a continuing security for the Secured Obligations unless and until the Assignee discharges it.

12.3	No failure on the part of the Assignee to exercise, or delay on its part in exercising, any Collateral Right shall operate as a waiver, nor shall any single or partial exercise of a Collateral Right prevent any further or other exercise of that or any other Collateral Right.

12.4	If, at any time, any provision of this Assignment is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity or enforceability of (a) the remaining provisions of this Assignment; and (b) such provision under the law of any other jurisdiction shall not in any way be affected or impaired thereby.

12.5	None of the Assignee, its nominee(s) or any receiver appointed pursuant to this Assignment shall be liable by reason of (a) taking any action permitted by this Assignment; (b) any neglect or default in connection with the Assigned Property; or (c) the taking possession or realisation of all or any part of the Assigned Property, except in the case of gross negligence or wilful default upon its part.

13.	RELEASE OF SECURITY

13.1	Upon the Secured Obligations being discharged in full and the Assignee having no actual or contingent obligation under the First Intercompany Loan Agreement, the Assignee shall, at the request and expense of the Assignor, reassign to the Assignor the Assigned Property, subject to Clause 13.2 and without recourse to, or any representation or warranty by, the Assignee.

13.2	If the Assignee considers that any amount paid or credited to it is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws, the liability of the Assignor under this Assignment and the security constituted by this Assignment shall continue and such amount shall not be considered to have been irrevocably paid.

13.3	The Assignee may retain this Assignment, the security constituted by or pursuant to this Assignment and all documents relating to or evidencing ownership of all or any part of the Assigned Property for a period of seven months after any discharge in full of the Secured Obligations, provided that if at any time during that seven month period a petition or application is presented for an order for the winding-up of, or the making of an administration order in respect of, the Assignor or any person who is entitled to do so gives written notice of its intention to appoint an administrator of the Assignor or files such a notice with the court or the Assignor commences to be wound-up voluntarily or any analogous proceedings are commenced in respect of it, the Assignee may continue to retain such security and such documents for such further period as the Assignee may determine and the security and such documents shall be deemed to have continued to be held as security for the Secured Obligations.

14.	SUBSEQUENT INTERESTS AND ACCOUNTS

If the Assignee at any time receives notice of any subsequent mortgage, assignment, charge or other interest affecting all or any part of the Assigned Property, all payments made by the Assignor to the Assignee after that time shall be treated as having been credited to a new account of the Assignee and not as having been applied in reduction of the Secured Obligations as at the time when the Assignee received notice.

15.	APPLICATION OF MONEYS

15.1	All moneys received or recovered by the Assignee or any receiver appointed pursuant to this Assignment or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and by way of variation of the provisions of the Law of Property Act 1925) be applied first in the payment of the costs, charges and expenses incurred and payments made by such receiver, the payment of his remuneration and the discharge of any liabilities incurred by such receiver in, or incidental to, the exercise of any of his powers, and thereafter shall be applied by the Assignee (notwithstanding any purported appropriation by the Assignor) in such order and manner as the Assignee shall think fit:

(a)	in or towards the discharge of all or any of the Secured Obligations which are then due and payable; or

(b)	if any of the Secured Obligations are then contingent, in payment to the credit of any accounts selected by the Assignee to be held until such time as the Assignee shall think fit pending their application in or towards the discharge of all or any of the Secured Obligations which are at that time due and payable; or

(c)	in payment to the credit of any suspense or impersonal account for so long as the Assignee shall think fit pending any further application of such moneys (as the Assignee shall be entitled, but not obliged, to do in its discretion) in accordance with the previous provisions of this Clause; and

(d)	if the Assignor is under no further actual or contingent liability under the First Intercompany Loan Agreement, in payment of the surplus to the Assignor or any other person entitled thereto.

16.	ASSIGNMENT

16.1	The Assignee may assign and transfer all or any of its rights and obligations under this Assignment. The Assignee shall be entitled to disclose such information concerning the Assignor and this Assignment to such parties, in each case, as the Assignee considers appropriate.

16.2	The Assignor may not assign and/or transfer any of its rights and/or obligations under this Agreement.

17.	SUCCESSORS

This Assignment shall remain in effect despite any amalgamation or merger (however effected) relating to the Assignee; and references to the Assignee shall be deemed to include any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Assignee under this Assignment or to which, under such laws, those rights and obligations have been transferred.

18.	NOTICES

18.1	Any communication to be made by one person to another under or in connection with this Assignment shall be made in writing by fax or letter to the fax number or address set out in Clause 18.4 below (or any substitute address or fax number specified by that person by written notice to the other person received before the communication was despatched).

18.2	Any communication or document made or delivered by one person to another under or in connection with this Assignment will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.

18.3	Any communication or document to be made or delivered to the Assignee will be effective only when actually received by the Assignee and then only if it is expressly marked for the attention of the officer (if any) specified by the Assignee for such purpose.

18.4	The address and fax number referred to in Clause 18.1 is:

Name of Party	Address
Assignor	Eggborough Power (Holdings) Limited 3 Redwood Crescent Peel Park East Kilbride, G74 5PR Attention: Corporate Affairs Director and Company Secretary Fax: 01355 594 022

Name of Party	Address
Assignee	British Energy Holdings plc 3 Redwood Crescent Peel Park East Kilbride, G74 5PR Attention: Corporate Affairs Director and Company Secretary Fax: 01355 594 022

19.	GOVERNING LAW

19.1	This Assignment is governed by English law.

20.	JURISDICTION

20.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Assignment (including a dispute regarding the existence, validity or termination of this Assignment).

20.2	This Clause 20 is for the benefit of the Assignee only.

SCHEDULE

FORM OF NOTICE OF ASSIGNMENT

To: [•]

Date: [•]

Dear Sirs,

[Specify Contract] dated [•] (the “Contract”)

1.	We refer to the first security assignment dated on or about 24 September 2004 between Eggborough Power (Holdings) Limited and British Energy Holdings plc (the “First Security Assignment”). Terms defined in the First Security Assignment shall have the same meaning in this notice and acknowledgement.

2.	We hereby give you notice that, under the First Security Assignment, we have assigned to British Energy Holdings plc all our rights, title and interests in and to all moneys payable by you to us under the Contract.

3.	With effect from the date of your receipt of this notice:

(a)	all payments by you to us under or arising from the Contract (the “Payments”) shall be paid to British Energy Holdings plc or to its order as it may specify in writing from time to time;

(b)	all remedies provided for in the Contract or available at law or in equity in respect of the Payments shall be exercisable by British Energy Holdings plc; and

(c)	all rights, interests and benefits whatsoever accruing to or for the benefit of ourselves arising from the Payments shall belong to British Energy Holdings plc.

4.	We shall continue to be solely responsible for the performance of our obligations under or in connection with the Contract.

5.	You are authorised and instructed, without requiring further approval from us, to provide British Energy Holdings plc with such information relating to the Contract as it may from time to time request and to send copies of all notices issued by you under the Contract to British Energy Holdings plc as well as to us.

6.	Should you wish to assign and/or transfer any of your rights and/or obligations under the Contract, you undertake to procure that each such buyer, assignee and/or transferee of such rights and/or obligations enters into an acknowledgement of assignment in substantially the same form attached hereto and agrees to be bound by the obligations and undertakings entered into by you in this Notice and Acknowledgement.

7.	These instructions may not be revoked, nor may the terms of any Contract be amended, varied, waived or terminated, without the prior written consent of British Energy Holdings plc.

8.	Please acknowledge receipt of this notice by signing the acknowledgement on the enclosed copy letter and returning it to British Energy Holdings plc.

9.	This notice is governed by English law.

Yours faithfully,

Executed as a DEED

by

EGGBOROUGH POWER (HOLDINGS) LIMITED

Director

Director/Secretary

Acknowledgement

To:	British Energy Holdings plc

Cc:	Eggborough Power (Holdings) Limited

We acknowledge receipt of a notice in the terms set out above and confirm that we have not received notice of any previous assignments or charges of or over any of the rights, title or interests in, under or to the Contract or the Payments and that we will comply with the terms of the notice from the Assignor.

We further confirm that:

1.	we have not claimed or exercised and have no outstanding right to claim or exercise any right of set-off, counterclaim or other right relating to the Payments;

2.	no amendment, waiver or release of any rights, title or interests in, under or to the Contract or the Payments shall be effective without your prior written consent; and

3.	should we wish to assign and/or transfer any of your rights and/or obligations under the Contract, we undertake to procure that each such buyer, assignee and/or transferee of such rights and/or obligations enters into an acknowledgement of assignment in substantially the same form as this acknowledgement and agrees to be bound by the obligations and undertakings entered into by us in this Notice and Acknowledgement.

We acknowledge receipt of instructions from you in connection with the assignment of the Contract and confirm that we shall act in accordance with them until we receive written notification from you to the contrary.

EXECUTED as a DEED by

[•]

Dated:

IN WITNESS WHEREOF this Assignment has been signed on behalf of the Assignee and executed as a deed by the Assignor and is intended to be and is hereby delivered by it as a deed on the date specified above.

EXECUTED as a DEED

THE ASSIGNOR

by EGGBOROUGH POWER LIMITED

Director	ROBERT ARMOUR

Director/Secretary	JEAN MACDONALD

THE ASSIGNEE

by BRITISH ENERGY GROUP HOLDINGS PLC

Director	MIKE ALEXANDER

Director/Secretary	ROBERT ARMOUR